LAND O’LAKES, INC.
NEWS RELEASE
For more information, contact:
Lydia Botham — 651-481-2123
Dave Karpinski — 651-481-2360
Land O’Lakes Reports Fourth-Quarter/Year-End Results
Strong fourth-quarter performance contributes to
2006 net earnings of $89 million, net sales of $7.3 billion
February 15, 2007 (Arden Hills, Minn.) — Land O’Lakes, Inc., today reported its fourth-quarter and 2006 full-year financial results, while also commenting on individual business unit performance. The company reported a strong fourth-quarter, with $1.9 billion in sales and net earnings of $44.5 million, compared to $2.0 billion in sales and net loss of $1.6 million for the fourth quarter of 2005.
Full-year sales were $7.3 billion, with net earnings of $88.7 million, compared to sales of $7.6 billion and net earnings of $128.9 million for 2005. Net earnings for 2005, however, included a $69.7-million gain (net of related expenses and taxes) on the company’s sale of its ownership position in CF Industries, Inc. Excluding that gain, net earnings were up 50 percent.
Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $95.4 million for the quarter, more than double fourth-quarter 2005 EBITDA of $41.1 million. Full-year EBITDA for 2006 was $250.1 million, compared to $311.6 million one year ago. Like net earnings, 2005 Total EBITDA includes last year’s gain on the CF Industries sale.
The company also reports Normalized EBITDA (which excludes the effects of unrealized hedging, significant asset sales or impairments, legal settlements, debt extinguishment costs and other special items). Normalized EBITDA for the quarter was $87.3 million, up 56 percent from the $56.0 million achieved in the fourth quarter of 2005. Full-year Normalized EBITDA was $240.7 million, up 3 percent from 2005’s $232.8 million.
Company officials indicated 2006 saw measurably improved performance in all business segments except agronomy, continued balance sheet improvement and positive fourth-quarter momentum.
LAND O’LAKES 2006 RESULTS
Balance Sheet
Total balance sheet debt, including capital leases, was $708.3 million at the end of 2006, a $38.9-million improvement over December 31, 2005.
The company also improved its Long-Term-Debt to Capital ratio, which was at 40.1 percent as of December 31, 2006, versus 41.6 percent at the end of 2005. The company maintained strong liquidity, ending the year with a combination of cash-on-hand and unused borrowing authority of approximately $451 million.
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Business Unit Performance
Dairy Foods
Dairy Foods reported fourth-quarter sales of $932 million and pretax earnings of $44.8 million, as compared to sales of $1.1 billion and earnings of $6.3 million for the fourth quarter of 2005. Full-year sales totaled $3.4 billion, as compared to $3.9 billion for 2005. Company officials indicated the dollar sales decline was primarily the result of depressed commodity (milk, butter, cheese) markets.
Dairy Foods pretax earnings for 2006 were up dramatically to $47.2 million, after a basically breakeven 2005. Financial results were improved in both Value Added and Industrial (manufacturing) operations. Among the key factors cited for the strong 2006 results were brand strength, aggressive marketing, market-driven product development and an intense focus on cost control and supply chain management.
From a volume perspective, year-to-date retail butter volume was up 1 percent versus 2005, led by the company’s flagship branded butter (up 4 percent). Total butter and spreads were down 2 percent versus one year ago. Total cheese volume was up 1 percent, led by a 4-percent increase in dairy case (retail) cheese and a 2-percent increase in foodservice cheese. Deli cheese volume was down 3 percent.
Feed
Feed reported fourth-quarter sales of $744 million and pretax earnings of $28.2 million, up from $706 million and $17.8 million for the same quarter one year ago. Full-year Feed sales were $2.7 billion, compared to $2.6 billion for 2005. Feed reported pretax earnings of $36.7 million for the year, up slightly from 2005.
Feed achieved volume growth in most product segments, with volume up 4 percent in lifestyle feeds, 2 percent in milk replacers and 6 percent in ingredients. Livestock feed volume was down 5 percent. Positive Feed results, company officials indicated, were driven by the strength of its brands (LAND O LAKES®, Purina Mills®, Lake Country®), industry-leading research and development and effective cost-value discipline.
Layers/Eggs
While somewhat improved over 2005, depressed egg prices continued to have an impact on the company’s 2006 performance in the Layers/Eggs business (MoArk LLC). Layers/Eggs sales for the quarter totaled $112 million, versus $120 million for the same period in 2005. With a late-year improvement in egg prices, fourth-quarter pretax earnings were $1.6 million versus a $4.2-million pretax loss for the final quarter of the previous year.
Layers/Eggs sales for the full year were $398 million, down from $407 million in 2005. That decline can be attributed to the sale of the liquid eggs business in June 2006. Volumes were up about 2 percent in the shell eggs business, led by branded and specialty eggs, up 28 percent over 2005.
The company reported a full-year $40.2-million pretax loss in this business, compared to a pretax loss of $31.8 million in 2005. Results for 2005 included a pretax asset-sale gain of $7.0 million, while 2006 results included a $16.8-million impairment, partially offset by an $8-million asset-sale gain. Without those one-times, operating results were improved by approximately $8 million.
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Seed
The fourth quarter is the off season in Seed, and the company reported $149 million in sales and earnings of $0.7 million, compared to $121 million and a pretax loss of $1.6 million, respectively, for the fourth quarter of 2005. For the year, Seed achieved a record $756 million in sales and a record $40.1 million in pretax earnings, both well beyond 2005’s $654 million in sales and $29.4 million in pretax earnings.
Volumes were up 10 percent in corn, 3 percent in soybeans and 17 percent in alfalfa. The company continued to deliver industry-leading genetics and traits and maintained its leadership position in terms of crop production expertise. Producers representing 15-million acres attended the company’s innovative Answer Plot sessions in 2006.
Agronomy
Land O’Lakes reported a $16.3-million pretax loss in Agronomy for the quarter, generated primarily through its 50-percent ownership in the Agriliance joint venture. Agronomy reported a $20.0-million pretax loss for the fourth quarter of 2005. (Agriliance sales are not included in Land O’Lakes financial reporting.) Agronomy pretax earnings for the year were $11.8 million. In 2005, Agronomy pretax earnings were $95.5 million, which included a $73.5-million pretax gain on the CF Industries sale.
Company officials noted that both volumes and margins in crop nutrients were depressed by a late planting season and uncertainty early in the year regarding nitrogen prices. In addition, the devaluation of the crop protection products industry posed a continuing challenge.
Investor Call
Land O’Lakes, Inc. fourth-quarter earnings call for investors will begin at 1:00 p.m., Eastern Time, Thursday, February 15, 2007. Presentation materials related to the call will be made available on Thursday morning at the Land O’Lakes Web site, www.landolakesinc.com, under the heading “Investor Relations,” then “Investor Call.”
The dial-in numbers for the conference call are:
USA — 1-800-909-7113
International — 1-785-830-1914
Conference ID: LANDOLAKES
A replay of the conference call will be available through March 1, 2007, at:
USA — 1-888-562-3379
International — 1-402-220-1187
The replay access ID is: 7245
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.
Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.

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CAUTIONARY STATEMENT
This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. For a further discussion of important risk factors that may materially affect management’s estimates and Land O’Lakes results, please see the risk factors contained in Land O’Lakes Annual Report filed on Form 10-K for the year ended December 31, 2005 which can be found, free of charge, on the Securities and Exchange Commission web site (www.sec.gov) and the company’s website (www.landolakesinc.com).
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LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	December 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$79,707	$179,704
Receivables, net	604,580	591,445
Inventories	471,934	453,135
Prepaid expenses	378,278	333,023
Other current assets	50,594	81,075

Total current assets	1,585,093	1,638,382

Investments	270,202	263,786
Property, plant and equipment, net	665,069	668,650
Goodwill, net	326,527	327,059
Other intangibles, net	95,043	96,767
Other assets	113,191	100,414

Total assets	$3,055,125	$3,095,058

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$58,300	$76,465
Current portion of long-term debt	10,972	23,921
Accounts payable	994,774	976,959
Accrued expenses	206,582	265,924
Patronage refunds and other member equities payable	18,626	29,622

Total current liabilities	1,289,254	1,372,891

Long-term debt	639,059	646,802
Employee benefits and other liabilities	173,446	165,796
Minority interests	8,830	6,012
Commitments and contingencies Equities:
Capital stock	1,828	1,967
Member equities	904,183	893,518
Accumulated other comprehensive loss	(66,276)	(75,163)
Retained earnings	104,801	83,235

Total equities	944,536	903,557

Total liabilities and equities	$3,055,125	$3,095,058

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$1,934,947	$2,001,275	$7,274,913	$7,556,677
Cost of sales	1,722,793	1,852,418	6,613,992	6,971,660

Gross profit	212,154	148,857	660,921	585,017

Selling, general and administrative	125,756	110,764	515,557	494,971
Restructuring and impairment charges	1,772	5,357	21,169	6,381

Earnings from operations	84,626	32,736	124,195	83,665

Interest expense, net	13,635	17,523	58,360	79,873
Other (income) expense, net	(1,167)	10,680	(18,791)	9,295
Gain on sale of investment in CF Industries, Inc.	—	—	—	(102,446)
Equity in (earnings) losses of affiliated companies	14,051	5,378	(13,295)	(36,692)
Minority interest in earnings of subsidiaries	322	395	1,449	1,354

Earnings (loss) before income taxes and discontinued operations	57,785	(1,240)	96,472	132,281
Income tax expense	13,286	533	7,806	5,505

Net earnings (loss) from continuing operations	44,499	(1,773)	88,666	126,776
Earnings from discontinued operations, net of income taxes	—	135	—	2,167

Net earnings (loss)	$44,499	$(1,638)	$88,666	$128,943

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$88,666	$128,943
Earnings from discontinued operations, net of income taxes	—	(2,167)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	95,239	99,312
Amortization of deferred financing costs	2,226	8,733
Loss on extinguishment of debt	—	11,014
Bad debt expense	1,421	1,967
Proceeds from patronage revolvement received	9,163	8,123
Non-cash patronage income	(1,827)	(1,852)
Deferred income tax expense	13,355	5,177
(Increase) decrease in other assets	(183)	13,246
Increase in other liabilities	2,895	3,570
Restructuring and impairment charges	21,169	6,381
Gain on divestiture of businesses	(8,987)	—
Gain on sale of investments	(7,980)	(103,581)
Equity in earnings of affiliated companies	(13,295)	(36,692)
Dividends from affiliated companies	4,736	35,250
Minority interests	1,449	1,354
Other	(3,610)	(6,254)

Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	57,014	(38,964)
Inventories	(20,125)	(6,058)
Prepaids and other current assets	(68,751)	(50,468)
Accounts payable	17,427	164,155
Accrued expenses	22,309	17,143

Net cash provided by operating activities	212,311	258,332

Cash flows from investing activities:
Additions to property, plant and equipment	(83,763)	(70,424)
Acquisitions	(88,060)	(46,101)
Payments for investments	(4,950)	(5,566)
Net proceeds from divestiture of businesses	42,466	2,635
Proceeds from sale of investments	9,274	316,900
Proceeds from sale of property, plant and equipment	1,754	22,197
Other	7,183	20,881

Net cash (used) provided by investing activities	(116,096)	240,522

Cash flows from financing activities:
(Decrease) increase in short-term debt, net	(98,541)	21,256
Proceeds from issuance of long-term debt	16,451	2,022
Principal payments on long-term debt and capital lease obligations	(36,549)	(379,900)
Payments for redemption of member equities	(80,614)	(68,714)
Payments for debt extinguishment costs	—	(11,014)
Payments for debt issuance costs	(1,543)	—
Other	4,933	(1,993)

Net cash used by financing activities	(195,863)	(438,343)
Net cash (used) provided by operating activities of discontinued operations	(349)	3,922
Net cash provided by investing activities of discontinued operations	—	42,135

Net (decrease) increase in cash and cash equivalents	(99,997)	106,568

Cash and cash equivalents at beginning of the year	179,704	73,136

Cash and cash equivalents at end of the year	$79,707	$179,704

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Three Months Ended		Ended
	December 31,		December 31,
	2006	2005	2006
Earnings (loss) before income taxes and discontinued operations	$57,785	$(1,240)	$96,472
Interest expense, net	13,635	17,523	58,360
Depreciation	21,505	22,176	85,004
Amortization	2,463	2,597	10,235

Total EBITDA	95,388	41,056	250,071

Unrealized hedging (gain) loss	(9,000)	3,217	(7,610)
Gain on divestitures	(924)	—	(8,957)
Net gain on sale of investments	—	739	(7,837)
Goodwill impairment	1,814	—	16,814
Gain on sale of intangible	—	—	(1,825)
Payments for debt extinguishment costs	—	11,014	—

Normalized EBITDA	$87,278	$56,026	$240,656